Exhibit 10.18

DATED 05 AUG 2021

BETWEEN

AB5 SDN BHD

(Registration No. 202101017335 [1417635-W])

AND

ABERYS INNOVATION SDN BHD

(Registration No.: 202101023256 (1423556-P))

SUPPLY AGREEMENT

THIS AGREEMENT is made on the day and year as stated in Section 1 of Schedule 1 annexed hereto

BETWEEN

The Party as identified and having the address as stated in Section 2 of Schedule 1 hereto (hereinafter referred to as “Party A”, which expression shall where the context so requires include its successors and assigns) on the one part;

AND

The Party as identified and having the address as stated in Section 3 of Schedule 1 hereto (hereinafter referred to as the “Party B”, which expression shall where the context so requires include its successors and assigns) on the other part.

(Party A and Party B shall hereinafter collectively be referred to as “Parties” and individually as

“Party”)

WHEREAS:-

A.	Party A wishes to engage Party B to procure and/or supply the Industrialised Building System (“System”) with loT technology as required for its business activities and Party B agrees to accept such engagement to procure and supply the System to meet the business activities of Party A. The Parties wish to record their agreement upon the terms and conditions herein contained.

NOW IT IS HEREBY AGREED as follows: -

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expression shall have the following meanings unless the context otherwise requires: -

“Affiliate”	means with respect to any entity, any other entity controlling, controlled by or under common control with such entity. For the purpose of this definition, “control “ (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise and “Affiliates” shall be construed accordingly;

“Agreement”	means this agreement and any Schedule(s) hereto as the same may be am ended, varied, modified or whether through the ownership of voting securities, by contract or otherwise and “Affiliates” shall be construed accordingly;

“Agreement”	means this agreement and any Schedule(s) hereto as the same may be amended, varied, modified or supplemented by the Parties by agreement in writing from time to time;

“Applicable Laws”	means, with respect to any person, any and all applicable constitutions, treaties, statutes, laws, by-laws, regulations, ordinances, codes, rules, rulings, judgments, rules of common law, orders, decrees, awards, injunctions or any form of decisions, determinations or requirements of or made or issued by, governmental, statutory, regulatory, administrative, supervisory or judicial authorities or bodies (including without limitation, any relevant stock exchange or securities council) or any court, arbitrator or tribunal with competent jurisdiction and to which such person is subject;

“Appropriate Authorities”	means any governmental, semi or quasi-governmental and/or statutory departments, agencies or any privatised corporation;

“Business Day”	means a day on which banks are open for business in the state of Kuala Lumpur and/or Selangor, Malaysia (other than a Saturday or Sunday) and “Business Days” shall have a corresponding meaning;

“Charges”	shall have the meaning ascribed to it under Clause 3.1 and further set out in this Agreement;

“Confidential Information”	means any information having designated in writing to be confidential or proprietary or if given orally, is confirmed promptly in writing as having been disclose as confidential or proprietary or otherwise by the Disclosing Party to the Recipient, including all Parties’ information and details (including contact details, telephone numbers, network configuration, location information, billing name, billing amounts, credit history and other payment details), information of a commercial, technical or financial nature relating to this Agreement, the Disclosing Party or any of its Affiliates including all trade secrets, know-how, show how, patents research, development or technical information, confidential and proprietary product or information, Intellectual Property rights, business plans, operations or systems, financial and trading positions, details of customers, suppliers, debtors or creditors, information relating to the officers, directors or employees of the Disclosing Party or any of its Affiliates, meetings, documents, correspondence or inspection of tangible items;

“Disclosing Party”	means the Party from whom the Confidential Information originates and is disclosed to the Recipient;

“Force Majeure”	means any cause beyond a Party’s reasonable control affecting the performance by the affected party of its obligations hereunder including, but not limited to, acts of God, riots or civil disorder, war or military operations, national or local emergency, acts or omissions of government, industrial disputes of any kind (not involving the affected party’s own employees), fire, flood, lightning, explosion, subsidence, inclement weather, epidemic, pandemic, outbreak of disease and acts or omissions of persons or bodies beyond the reasonable control of the said Party;

“Intellectual Property Rights”	means patents, utility models, rights to inventions, copyright and related rights, moral rights, trademarks, and service marks, business names and domain names, rights in get-up and trade dress, goodwill, and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“IPR Deliverables”	means Intellectual Property Rights which are created by Party B in the course of the execution of Party B’s duties under this Agreement;

“Liabilities”	shall have the meaning ascribed to it under Clause 8.2;

“Personnel”	shall have the meaning ascribed to it under Clause 4.l(d);

“Recipient”	means the Party which receives the Confidential Information from the Disclosing Party;

“System”	means the IBS System.

1.2	Reference to any statutory provision shall include such provision as shall be amended from time to time, whether before, on or (in the case of any re-enactment, or consolidation without substantive amendments) after the date hereof, and shall be deemed to include provisions of earlier legislation which have been re-enacted (with or without modification) or replaced (directly or indirectly by such provision) and shall further include all statutory instruments or orders from time to time made pursuant thereto.

1.3	Reference to persons shall include individuals, bodies corporate, firms, partnerships or unincorporated associations.

1.4	All headings, sub-headings and table of contents herein are for the purpose of reference only and do not form part of this Agreement and shall not be deemed to alter or affect the meaning of any of the provisions hereof.

1.5	References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

1.6	References to the singular number shall include references to the plural number and vice versa.

1.7	Words denoting one gender include the other gender.

1.8	Words denoting persons shall include their respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be.

1.9	Where a word or phrase is given a defined meaning in this Agreement, any other part of speech or other grammatical form in respect of such word or phrase has a corresponding meaning.

1.10	Where a word or phrase indicates an exception to any of the provisions of this Agreement and a wider construction is possible, such word or phrase is not to be construed ejusdem generis with any foregoing words or phrases and where a word or phrase serves only to illustrate or emphasise any of the provisions of this Agreement, such word or phrase is not to be construed, or to take effect as limiting the generality of such provision.

1.11	Any reference to “pay”, or cognate expressions, includes payments made in cash or effected through inter-bank transfer to the account of the payee, giving the payee access to immediate available, freely transferable, cleared funds.

1.12	No rule of construction shall apply to the detriment of either Party by reason of that Party having control and/or was responsible for the preparation of t his Agreement or any part thereof.

1.13	In carrying out its obligations and duties under this Agreement, the Parties shall have an implied obligation of good faith.

1.14	Any reference to “writing”, or cognate expressions, includes any communication effected by facsimile transmission, electronic mail or other comparable means agreed by both Parties.

1.15	English is the governing language of this Agreement and shall prevail over any translations that shall be made of this Agreement. All correspondence, notices or other documents

1.14	Any reference to “writing”, or cognate expressions, includes any communication effected by facsimile transmission, electronic mail or other comparable means agreed by both Parties.

1.15	English is the governing language of this Agreement and shall prevail over any translations that shall be made of this Agreement. All correspondence, notices or other documents required or permitted hereunder shall be drawn up in English.

1.16	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

2.	SCOPE

2.1	The scope of work performed by Party B shall be to procure, supply and deliver to Party A the System to meet the business activities of Party A (“Work”)

3.	CONSIDERATION

3.1	In consideration of the Work provided by Party B, both Parties agreed that the agreement value shall be the sum as more particularly set out in this Agreement to be payable by Party A to Party B.

3.2	If Party A fails to make any payment on the due date, without prejudice to any other right or remedy available to Party B, Party B shall be entitled to:-

(a)	charge Party A an interest at the rate of [twelve percent (12%)] per annum, calculated on a daily basis, on all monies as may be owing by Party A to Party B under this Agreement, starting from the date Party A defaults on its payment obligation until the date full payment (including any default interest) is made in full to Party B; or

(b)	terminate this Agreement; or

(c)	suspend any further provision of the Work to Party A.

3.3	The Charges shall include all compensation for all costs and expenditures of Party B in connection with the provision of the Work and Party A shall not be liable to Party B for any other fees, charges, costs and/or expenses incurred by Party B.

4.	ROLES AND OBLIGATIONS AND UNDERTAKINGS

4.1	Party B hereby agrees to observe and perform the following roles and obligations: -

(a)	ensure that the System supplied to Party A are conforming to the specifications, performance guarantee as required by Party A;

(b)	use or ensure its manufacturer uses all reasonable care and skill in manufacturing the System and shall ensure that all System suppl ied by Party B or its manufacturer is of satisfactory quality, fit for its purpose and conforms in all respects to the technical requirements, specifications and requirements of Party A;

(c)	ensure that the System delivered to Party A has good and clear title, free from any security, interest, lien or encumbrances;

(e)	Party B shall not divulge any confidential information communicated to or acquired by Party A in the course of carrying out the Work and obligations under this Agreement;

(f)	not to do anything and ensure that its personnel do not do anything that would damage the good name and reputation of Party A;

(g)	to act strictly in accordance with the directions of Party A and ensure that Party B’s Personnel strictly adhere to the instructions and directions provided and standards set by Party A from time to time, whereupon such directions and instructions shall form an integral part of this Agreement;

(h)	complies with and ensures Party B’s Personnel comply with all Applicable Laws.

5.	INTELLECTUAL PROPERTY

5.1	IPR Deliverables are subject to the following:

(a)	any and all IPR Deliverables shall become the exclusive property of Party A;

(b)	to the extent required under applicable laws, these IPR Deliverables shall be assigned fully and, if possible, automatically to Party A when they come into existence;

(c)	to the extent that a transfer of IPR Deliverables is not permitted under applicable laws, Party B shall grant Party A an exclusive, transferable, worldwide, perpetual, irrevocable and royalty-free license, with the right to sublicense, to use these IPR Deliverables;

(d)	by granting this license, Party A shall be put into the position to use any and all IPR Deliverables without restrictions and to transfer or (exclusively) sublicense such rights to third parties, also as exclusive rights, or to use them in cooperation with third parties;

(e)	to the extent permitted under applicable laws, Party B shall waive all moral rights, including inter alia the right to oppose publication of IPR Deliverables without acknowledgment of its name or other indication as an author, the right to oppose any alteration to IPR Deliverables, and the right to oppose publication of IPR Deliverables under a name other than Party B; and

(f)	the price agreed in the Agreement is deemed to include an adequate remuneration for the transfer of the relevant IPR Deliverables and/or the granting of rights to use these IPR Deliverables pursuant to this Clause 5.1.

5.2	To the extent Party A does not hold all rights in IPR Deliverables pursuant to Clause 5.1, Party B shall grant Party A a non-exclusive, transferable, worldwide, perpetual, irrevocable and royalty-free license, with the right to sublicense, to use any and all IPR Deliverables in accordance with their intended use or to allow such use to third parties. In case of software, this right shall include the right to rectify errors of the software or to have them rectified, and to download, display, run, transmit, store, reproduce permanently or temporarily, translate, adapt, arrange and otherwise alter the software for this purpose and to allow the use by external service providers to whom Party A has outsourced IT services and work performances. Any further statutory or agreed rights of use shall remain unaffected.

5.3	Party B shall defend, indemnify, and hold Party A harmless against any claim for infringement of patents, registered designs, trademarks, copyright or other Intellectual Property Rights by the use or sale of Products or IPR Deliverables and against all expenses, costs and damages which Party A may incur in any action for such infringement or for which Party A may become liable in any such action.

5.4	In connection with any such claim, Party B shall, at its expense, procure for Party A the right to continue all acts in relation to the Products or IPR Deliverables, or if procurement of rights is not a reasonable or viable option, replace the Products or IPR Deliverables or part thereof with a non-infringing alternative with at least equivalent form, fit and function as the Products or IPR Deliverables that is approved in writing by Party A.

6.	TERMINATION

6.1	This Agreement may be terminated by Party A by giving notice in writing to Party Bin any of the following events:

(a)	Party Band/or his/her Personnel breaches any of the terms of this Agreement;

(b)	Party B and/or his/her Personnel has not rendered the Work in a satisfactory manner;

(c)	Party Band/or his/her Personnel reputation is in the view of Party A no longer fit to carry out the Work;

(d)	Party Band/or his/her Personnel fails to complete or abandons the Work;

6.2	Either Party shall be entitled to forthwith terminate this Agreement upon delivery of written notice if:

(a)	a receiver and manager, liquidator or provisional liquidator is appointed over any property or assets of that other Party;

(b)	if a winding up petition has been served on any Party of if any Party passes a resolution for its winding up or shall become insolvent or is wound up or goes into liquidation (except for the purposes of amalgamation);

(c)	the other Party undergoes reconstruction in such manner that may affect its performance pursuant to this Agreement; or

(d)	the other Party ceases or threatens to cease or to carry on business.

6.3	Upon the termination of this Agreement, Party A shall cease disbursing the Charges and Party Band his/her Personnel shall have no claims whatsoever against Party A.

6.4	The expiry or earlier termination of this Agreement shall be without prejudice to and shall not affect any pre-existing liabilities of either Party and shall not relieve either Party of those obligations that by their nature shall survive such expiration or termination, including each Party’s warranties and its obligations of indemnity and confidentiality.

7.	WARRANTIES AND ACKNOWLEDGEMENT

7.1	Each Party undertakes, represents and warrants to the other Party that:-

(a)	it is duly incorporated and validly existing under the laws of which the Party is registered and authorised to operate its business and operation, and that it has the full power and authority to enter into, perform and comply with the terms and conditions in this Agreement;

(b)	this Agreement is enforceable against that Party in accordance with its terms and that all corporate and governmental approvals, consents, licences and permits required for that Party to validly enter into and perform its obligations under this Agreement have been obtained;

(c)	it will duly comply with all Applicable Laws;

(d)	it has taken all necessary actions to authorise the entry into and performance of this Agreement and to carry out the transaction contemplated by this Agreement; and

(e)	all consents, approvals, and authorisations which are required or advisable for or in connection with the execution, delivery, performance, legality or enforceability of this Agreement have been obtained from the Appropriate Authorities.

8.	LIMITATION OF LIABILITY AND INDEMNITY

8.1	Party A, its Affiliates and all of its respective officers, employees, directors, agents, contractors and assigns shall not be liable to Party B and/or any other party for any loss, liability, claim, damage, cause of action or expense whatsoever or howsoever caused (regardless of the form of action) arising directly or indirectly in connection with the performance of this Agreement.

8.2	Party B shall indemnify, defend and hold harmless Party A, and its officers, directors, employees, affiliates and consultants from all claims, damages, losses, costs and expenses (including reasonable solicitors’ fees) (the “Liabilities”) which Party A and/or any of its Affiliates may incur to the extent that such Liabilities arise out of or result from or incidental to:-

(a)	any representation or warranty given by Party B and/or the Personnel in relation to the performance of its respective covenants hereunder, other than otherwise provided by Party A, either verbally or in writing;

(b)	the breach of any representation, term, obligation warranty, or covenant of Party Band/or the Personnel contained in this Agreement;

(c)	the negligence, recklessness, gross negligence, or willful misconduct of Party B or any of his/her Personnel, officers, directors, affiliates and consultants; or

(d)	any representation, warranty, undertaking or promise given by Party B to third party.

9.	CONFIDENTIALITY

9.1	Each Party shall keep confidential and shall not (unless required by any regulatory or governmental authorities having supervisory powers or control over it) disclose to any person or use directly or indirectly for its own or any other person’s benefit (other than for the due performance by it of its obligations under this Agreement), any Confidential Information disclosed, made available or otherwise provided to the Recipient by or on behalf of the Disclosing Party.

9.2	Clause 9 shall not apply to any Confidential Information which at the time it is disclosed, made available or otherwise provided by the Disclosing Party, is in the public domain and shall cease to apply to any information which subsequently becomes publicly available otherwise than as a consequence of any breach by the Recipient.

9.3	The obligations under this Clause sha ll survive termination or expiration of this Agreement.

10.	FORCE MAJEURE

10.1	Neither Party shall be liable to the other Party or be deemed to be in breach of this Agreement by reason of any delay in performing, or any failure to perform, any of that Party’s obligations under this Agreement, if the delay or failure was due to a Force Majeure, provided that such Party sha ll: -

(a)	as soon as practicable, serve on the other Party written notice thereof specifying the particulars of the Force Majeure event, the extent to which such Party is unable to discharge or perform its obligations, the reasons for the inability of such Party to perform or discharge its obligations and the estimated period during which such Party is unable to perform or discharge its obligations; and

(b)	promptly take and continue to take all action within its powers to minimise the duration and effect of the Force Majeure event on such Par ty.

11.	WAIVER

11.1	Failure by either Party at any time to enforce any of the provisions of this Agreement shall neither be construed as a waiver of any rights or remedies hereunder nor in any way affect the validity of this Agreement or any part of it. No waiver shall be effective unless given in writing and no waiver of a breach of this Agreement shall constitute a waiver of any antecedent or subsequent breach.

12.	SEVERABILITY

12.1	The invalidity or unenforceability for any reason of any part of this Agreement shall not prejudice or affect the validity or enforceability of the remainder of this Agreement.

12.2	If further lawful performance of this Agreement or any part of it shall be made impossible by the final judgment or final order of any court of competent jurisdiction, commission or government agency or simi lar authority having jurisdiction over either Party, the Parties shall forthwith use their reasonable endeavours to agree amendments to this Agreement so as to comply with such judgment or order.

13.	VARIATION

13.1	No variation, modification or addition to or cancellation of any provision of this Agreement shall be effective unless mutually agreed to in writing by a duly authorised representative of both Parties.

14.	NO AGENCY

14.1	Party B is an independent contractor and not an employee, partner, agent, franchisee or joint venture of Party A. Party Bis not authorized to enter into any commitment, agreements or contract of any kind on behalf of Party A. Party A will not incur any liability whatsoever to any third party by reason of Party B having acted negligently in the performance of its obligations hereunder or by reason of any misrepresentation by Party B of its relationship to Party A or of Party A’s membership, warranties, policies, practices or procedures. Nothing herein shall be deemed to constitute an agency, partnership or joint venture between the Parties or to constitute one Party the agent of the other for any purpose whatsoever and neither Party shall have the authority to bind the other Party without prior written consent of the other Party.

15.	NOTICES

15.1	Any notice hereunder to be given to a Party shall be in writing and shall be delivered by hand or by registered or recorded delivery post or by electronic transmission to the addressee at the address below. Addresses for service may be varied by notice given in accordance with this clause.

15.2	A notice shall be deemed to have been served; if delivered by hand, at the time of delivery; if sent by registered or recorded delivery post, three (3) Business Days after the date of posting; or if sent by electronic transmission, at the time of transmission. If a notice is served by hand or is received by electronic transmission on a day which is not a Business Day, or after 5.00 pm (the recipient’s local time) on a Business Day, the notice is deemed to be duly received by the recipient at 9.00 am (the recipient’s local time) on the first Business Day after that day.

15.3	The details of the Parties are as stipulated in Section 2 and Section 3 of Schedule 1 respectively.

16.	GOVERNING LAW

16.1	This Agreement shall be governed and construed in accordance with the laws of Malaysia and the Parties shall submit to the exclusive jurisdiction of the Courts of Malaysia.

17.	COSTS

17.1	Each Party shall bear its own costs incidental to the preparation and completion of this Agreement. All stamp duties payable shall be jointly borne by Party B.

18.	BINDING EFFECT

18.1	This Agreement shall be binding on and inure to the benefit of the successors, permitted assigns, heirs and estate, as the case may be, of each Party.

19.	ENTIRE AGREEMENT

19.1	This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, inducements or conditions, expressed, or implied, oral or written.

20.	COUNTERPARTS

20.1	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either Party may enter into this Agreement by signing any such counterpart and each counterpart shall be as valid and effectual as if executed as an original.

[the rest of this page is intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement the day and year first above stated.

Signed by

For and on behalf of

AB5 SDN BHD

In the presence of: -

/s/ Nurul Azuwa Binti Mohd Jaffri	/s/ Mohd Farid Bin Alias
Witness	Name: Mohd Farid Bin Alias
Name: Nurul Azuwa Binti Mohd Jaffri	Director
NRIC No.: 960207-14-6356

Signed by

For and on behalf of

ABERYS INNOVATION SDN BHD

In the presence of: -

/s/ Siti Nurussyahirah Bt Janauom	/s/ Nurul Liyana Binti Mohd Khairuddin
Witness	Name: Nurul Liyana Binti Mohd Khairuddin
Name: Siti Nurussyahirah Bt Janauom	Director
NRIC No.: 881102-56-5372.

SCHEDULE 1

(which shall form an integral part of this Agreement)

Section	Subject Matter	Details
1	Date of this Agreement	05 AUG 2021

2	Details of Party A	Name	AB5 SDN BHD

		Registration No.	202101017335 (1417635-W)
		Address	Level 8 & 9, Menara UAC No. 12,
Jalan PJU 7/ 5, 47800 Petaling
Jaya, Selangor Darul Ehsan.

3	Details of Party B	Name	ABERYS INNOVATION SDN BHD

		Registration No.	202101023256(1423556-P)

		Address	Suite 11.01, Level 11, South Wing
Menara OBYU 4, No. 4, Jalan PJU 8/ 8 A, Damansara Perdana, 47820 Petaling Jaya, Selangor Darul Ehsan.

SCHEDULE 2

(which shall form an integral part of this Agreement)

Section	Subject Matter	Details
1	Charges	Ringgit Malaysia Seventy-Seven Million (RM77,000,000.00)
2	Payment Term	The Charges shall be payable in four (4) instalments within a period of two (2) years